UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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MORGAN STANLEY

(Name of Registrant as Specified in its Charter)

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Form of Letter to Institutional Shareholders

February 27, 2007

Dear Institutional Investor:

At Morgan Stanley’s 2007 annual shareholders meeting, scheduled to be held on April 10, 2007, shareholders will vote on the approval of our 2007 Equity Incentive Plan, among other items. Morgan Stanley strongly believes that the approval of the Plan is critical to our ongoing effort to build shareholder value.

The Plan is the product of a deliberative process spearheaded by the Compensation, Management Development and Succession Committee of our Board of Directors. The Committee looked afresh at our equity compensation practices to ensure that they address shareholder concerns and that they appropriately incentivize employees to continue their efforts to build shareholder value. We consulted with several of our institutional shareholders to ensure that we understood shareholder concerns.

For the reasons highlighted below, and more fully discussed in the enclosed proxy statement beginning at page 34, our Board of Directors unanimously recommends that shareholders approve the Plan.

  At Morgan Stanley, equity awards foster an ownership culture and are a critical tool for driving shareholder value and for recruiting, retaining and motivating employees. The Firm operates in an intensely competitive environment and our continued success is closely correlated with fostering an ownership culture and with recruiting and retaining talented employees and a strong management team.

  We grant annual equity awards to employees in lieu of – not in addition to – annual cash incentive compensation. An employee’s annual performance-based bonus is first determined as a dollar amount and is then reduced by the amount of bonus delivered in the form of Morgan Stanley equity awards.

  We manage dilution through our share repurchase program. Although the Firm awarded annually, on average, approximately 35 million shares to employees over the last eight fiscal years, the Firm reduced its total shares outstanding by over 82 million shares over the same period through our share repurchase program. Book value per share increased from $11.94 to $32.67 over the same period. In addition, our “burn rate” and “overhang” are among the lowest compared to those of direct competitors.

  The terms of our annual equity awards and our employee policies are designed to protect shareholder interests. We grant annual equity awards to a broad group of employees and such awards constitute a significant component of our employees’ total compensation. Our annual equity awards contain vesting and cancellation provisions designed to encourage employees to focus on the Firm’s long-term success. Our Management Committee Equity Ownership

Form of Letter to Institutional Shareholders

  Commitment and notice and non-solicitation agreement further protect shareholder interests.

  If our shareholders do not approve the Plan, the Firm will be unable to use equity as part of its compensation program as most of its competitors do, putting us at a significant competitive disadvantage and compromising our ability to enhance shareholder value. Our primary shareholder approved equity compensation plan expired in 2006. If the Plan is not approved:
  The Firm would be compelled to increase significantly the cash component of employee compensation.

  Retention would be severely compromised due to lack of equity at risk, making Morgan Stanley talent the target of competitors (low bid away cost).

  Lack of equity awards would make it difficult to attract employees from companies that have equity compensation programs.

  No other form of compensation replicates the shareholder alignment benefit of company equity.

Please support our efforts to build shareholder value by casting your vote “FOR” the Plan at the April 10 annual meeting.

If you have any questions, or need assistance in voting your shares, please call me at ______________.

Very truly yours,

Thomas R. Nides
Chief Administrative Officer and Secretary